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                                                                     EXHIBIT 8.2

                       [SANTAMARINA AND STETA LETTERHEAD]

                                 June 11, 1998

CR RESORTS CAPITAL, S.DE R.L. DE C.V.
Boulevard Adolfo Ruiz Cortinez
No. 3642 Seventh Floor
Col. Jardines del Pedregal.
C.P. 01900 Mexico, D.F.

Dear Sirs:

     We have acted as special Mexican legal counsel for CR Resorts Capital, S. de R.L. de C.V. a Mexican limited liability corporation with variable capital ("CR MEXICO") and Raintree Resorts International, Inc., a Nevada Corporation (formerly Club Regina Resorts, Inc.) ("RRI"), in connection with the aspects of Mexican law relating to the exchange of all outstanding 13% Senior Notes due 2004 Series A ($100 million principal amount outstanding) issued pursuant to an Indenture Agreement dated as of December 5, 1997 entered into by and among CR MEXICO and RRI as Issuers and IBJ Schroder Bank & Trust Company as trustee (the "INDENTURE"), by 13% Senior Notes due 2004 Series B ($100 million principal amount).

     In connection with such exchange, RRI and CR MEXICO have filed with the Securities and Exchange Commission under the Securities Act of 1933, registration statement on Form S-4 (as amended the "REGISTRATION STATEMENT"). In addition, RRI and CR MEXICO have prepared, and we have reviewed, a Prospectus which is contained in and made a part of the REGISTRATION STATEMENT (the "PROSPECTUS").

     In rendering the opinion set forth below, we have relied upon the facts stated in the PROSPECTUS, the REGISTRATION STATEMENT and upon such other documents as we have deemed appropriate, including representations of RRI and CR MEXICO referred to in the PROSPECTUS.

     We have assumed that RRI and CR MEXICO have acted, and will act, in accordance with the terms of the REGISTRATION STATEMENT, the PROSPECTUS, and the INDENTURE.

     Based upon and subject to the foregoing and to the qualifications, limitations and assumptions (including the receipt of certain representations that are complete and accurate in all material respects to be provided by RRI and CR MEXICO to us prior to the effective time of the exchange) contained in the portion of the PROSPECTUS captioned "Mexican Tax Considerations", that portion of the PROSPECTUS captioned "Mexican Tax Considerations" constitutes our opinion regarding the treatment to payments of interest by CR MEXICO to the holders of the NOTES. No opinion is expressed on any matters other than those specifically referred to herein.

     This opinion is furnished to you for use in connection with the REGISTRATION STATEMENT and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the REGISTRATION STATEMENT and to the reference to this Firm under the caption "Legal Matters" in the REGISTRATION STATEMENT. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            Santamarina y Steta, S.C.